UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [_]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_] Definitive Proxy Statement
[_] Definitive Additional Materials
[X] Soliciting Material Pursuant to § 240.14a -12

ATMEL CORPORATION

(Name of Registrant as Specified In Its Charter)

GEORGE PERLEGOS

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1) Title of each class of securities to which transaction applies:_____________________________________________________________
2) Aggregate number of securities to which transaction applies:____________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):__________________________________________________________________
4) Proposed maximum aggregate value of transaction:_________________________________________________________________________________________
5) Total fee paid:_________________________________________________________________________________________________
[_] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1) Amount Previously Paid:_________________________________________________________________________________________
2) Form, Schedule or Registration Statement No.:_______________________________________________________________________
3) Filing Party: :__________________________________________________________________________________________________
4) Date Filed:____________________________________________________________________________________________________

The following press release was issued by George Perlegos on March 27, 2007.

Investor Contacts:	Media Contacts:
MacKenzie Partners, Inc.	Sard Verbinnen & Co
Dan Burch/Larry Dennedy	Hugh Burns/Lesley Bogdanow: 212-687-8080
1-800-322-2885	Paul Kranhold: 415-618-8750

GEORGE PERLEGOS NOTIFIES ATMEL OF DIRECTOR
SLATE FOR ANNUAL MEETING

Proposes Slate of Highly Qualified and Independent Nominees
to Strengthen Board and Increase Shareholder Value

San Jose, Calif., March 27, 2007 – George Perlegos, the largest individual shareholder of Atmel Corporation (Nasdaq: ATML), today notified Atmel of his intention to nominate eight highly qualified and independent individuals for election as directors at the Company’s annual meeting currently announced for July 25, 2007. The Company’s advance notice bylaws require submission of the slate today for the annual meeting, whether or not the meeting is actually held on July 25.

As previously announced, Mr. Perlegos intends to nominate five individuals for election as directors at a special meeting of Atmel shareholders to be held on May 18, 2007, which would replace five of the six current directors. However, if elected at the special meeting, the five replacement directors would serve only until the next annual meeting of Atmel shareholders, at which time Mr. Perlegos would support for election as directors all eight of the nominees he submitted today. Mr. Perlegos intends to file a preliminary proxy statement this week with the Securities and Exchange Commission naming his five nominees for the special shareholder meeting and detailing their plan to increase shareholder value at Atmel.

Mr. Perlegos stated, “The deteriorating financial performance of the Company under current management and the Board makes it imperative that I have the ability to nominate director candidates at the Company’s special meeting and, if necessary, at the annual meeting. Although Atmel’s bylaws require me to notify the Company today of any candidates I may nominate at the annual meeting, I am continuing to move forward with my plan to nominate five new directors at the May 18 special meeting.”

Mr. Perlegos continued: “All of my candidates are highly qualified and independent individuals who, once elected, will immediately begin executing a comprehensive plan to focus Atmel on its core strengths in microcontrollers, return value to shareholders, and hire a new, experienced CEO to revitalize the management team. I believe it is critical that a strong team lead the Company to ensure that Atmel delivers value to all shareholders.”

Nominees Fully Committed to Driving Shareholder Value at Atmel

Mr. Perlegos has assembled the following slate of nominees who will provide leadership and strategic direction to maximize Atmel shareholder value. They are fully committed to serving in the best interests of all shareholders.

  Brian S. Bean – Mr. Bean has been actively engaged in providing investment banking advice to companies in the semiconductor industry for more than 17 years, most recently as Vice Chairman, Co-Head of Investment Banking and the Head of Technology Banking at Montgomery & Co., where he was employed from January 2004 to February 2007. He has also served as Managing Director, Co-Head of Corporate Finance and the Head of Global Technology Banking at Robertson, Stephens & Co. and as an investment banker at Morgan Stanley & Co. Incorporated, Barclays National Merchant Bank Limited and Goldman, Sachs & Co. Mr. Bean has an M.B.A. from the Stanford Graduate School of Business and a B.A. in botany-molecular biology and zoology from Pomona College, and was an officer in the United States Marine Corps.

  Joseph F. Berardino – Mr. Berardino is the Chairman and CEO of Profectus BioSciences, Inc., a biotechnology company. Previously, Mr. Berardino was Vice Chairman of SciensCapital Management, an asset management firm, from May 2004 to October 2005. Prior to joining Sciens Capital, Mr. Berardino was CEO of Andersen Worldwide, an accounting firm. He began his career with Arthur Andersen LLP in 1972, acquired his CPA in 1975 and was a partner at Arthur Andersen from 1982 to 2002. In his 30 years of practice in public accounting, Mr. Berardino conducted and supervised the auditing of large global organizations. For 10 of those years he managed increasingly large auditing practices, including serving as head of Arthur Andersen’s U.S. audit practice before being elevated to chief executive officer of Andersen Worldwide. Mr. Berardino holds a B.S. in Accounting from Fairfield University.

  Bernd U. Braune – Mr. Braune is Managing Director of BB Ventures International, a firm that focuses on strategic technology investments which he launched in 2005. Previously, Mr. Braune co-founded Get2Chip Inc. an electronic design automation (EDA) supplier of system-on-chip (SOC) synthesis, in 1999, and served as its Chairman and CEO until April 2003 when the company was acquired by Cadence Design Systems. Mr. Braune continued to serve as a consultant and advisor to Cadence's CEO until the end of 2004. Mr. Braune has held executive management positions with various companies in the electronics industry including Mentor Graphics Corporation, a provider of software tools and consulting services for electronic design automation, from 1997 to 1999; VLSI Technology, Inc., a designer and manufacturer of custom and semi-custom integrated circuits, from 1993 to 1997; NCR Corporation, a technology company specializing in enterprise computing solutions for the financial and retail industries, from 1987 to 1993; and LSI Logic Corporation, a provider of silicon-to-system solutions, from 1984 to 1987. Mr. Braune received his technical training in electrical engineering at the Universitaet der Bundeswehr in Neubiberg, Germany.

  Marshall S. Geller – Mr. Geller is co-founder and Senior Managing Director of St. Cloud Capital, a private investment fund formed in December 2001. He is also Chairman, CEO and founding partner of Geller & Friend Capital Partners, Inc., a private merchant bank formed in 1995. Mr. Geller has spent more than 40 years in corporate finance and investment banking, including 21 years as Senior Managing Director for Bear, Stearns & Co., with oversight of all operations in Los Angeles, San Francisco, Chicago, Hong Kong and the Far East. Mr. Geller currently serves as non-executive Chairman of ShopNBC– ValueVision Media, Inc. and as a director on the boards of GP Strategies Corporation, 1st

Century Bank N.A., SCPIE Holdings Inc., Blue Holdings, Inc. and National Holdings Corp., all of which are public companies. Mr. Geller graduated from California State University, Los Angeles, with a B.S. in business administration.

John A. Jarrell – Mr. Jarrell has been the Director of Engineering at Standard Pacific Homes, a division of Standard Pacific Corp., a national homebuilding company, since October 2004. From March 2003 to October 2004, Mr. Jarrell served as a consultant for construction-related projects. Mr. Jarrell founded Seismic Sentry Systems, LLC, a start-up manufacturer of patented safety products for the residential, light industrial and consumer market, in 2001, and served as its president until March 2003. Mr. Jarrell was a partner of Pacific Union Company, a real estate development company, from 1978 to 2000. Mr. Jarrell founded File-Safe, Inc., a records management company, in 1985, and served in various executive capacities until its sale in 1987. Mr. Jarrell holds an M.S. in mechanical engineering and an M.B.A. from Stanford University and a B.S. in mechanical engineering from Cornell University.

Dr. John D. Kubiatowicz – Dr. Kubiatowicz has been an Associate Professor of computer science with tenure at the University of California at Berkeley since 2003. He joined the university’s electrical engineering and computer science faculty in 1998. At UC Berkeley, he does research in computer architecture and VLSI design, operating systems and Internet- scale networking. Dr. Kubiatowicz was selected as one of Scientific American’s top 50 visionaries in research, industry, and politics in 2002. He has published 15 papers in multiprocessor architecture, seven papers in quantum computing and over 35 papers in archival storage and peer-to-peer networking. In addition, Dr. Kubiatowicz has served as a consultant for a number of companies in the semiconductor industry, including Cisco Systems, Inc., International Business Machines Corporation (including the IBM Research Labs), Sun Microsystems, Inc. and CLAM Associates Inc. (which has been acquired by Lakeview Technology Inc.). Dr. Kubiatowicz holds a Ph.D. and S.M. in Electrical Engineering and Computer Science, a double S.B. in Electrical Engineering and Physics and a minor in Physics from the Massachusetts Institute of Technology.

George A. Vandeman – Mr. Vandeman is the principal and founder of Vandeman & Co, a private investment firm, since he retired in July 2000 from Amgen Inc., a biotechnology company, where he continues as a part-time special advisor. From 1995 to 2000, Mr. Vandeman was Senior Vice President and General Counsel of Amgen and a member of its Operating Committee. Immediately prior to joining Amgen in July 1995, Mr. Vandeman was a Senior Partner and Head of the Mergers and Acquisitions practice at the international law firm of Latham & Watkins LLP, where he worked for nearly three decades. Mr. Vandeman is a member and past chair of the board of councilors at the University of Southern California Law School. Mr. Vandeman currently serves as a director of ShopNBC–ValueVision Media, Inc. and SymBio Pharmaceuticals Limited.

Gary A. Wetsel – Mr. Wetsel was the Executive Vice President (EVP), Finance, CFO and Chief Administrative Officer of Aspect Communications Corporation, a public business communications solutions company, from April 2002 to December 2004. Mr. Wetsel was the CFO of Zhone Technologies, Inc., a public telecommunications equipment company, from January 2000 to March 2002. Previously, he was President and CEO of WarpSpeed Communications, Corp., a private telecommunications software company, from November 1998 to January 2000 and EVP and COO of Wyse Technologies, Inc., a computing solutions company that became a public company in Taiwan, from November 1996 to November 1998. Mr. Wetsel has also served in executive roles at a number of other public companies, including as President and CEO and a director of Borland International, Inc., a software company, EVP and CFO at Octel Communications Corporation, a voice information processing company, and Vice President and CFO of Ungermann-Bass, Inc., a computer networking company. Mr. Wetsel is currently a consultant, director and chairman of the audit committee of Seven Networks, Inc., a private mobile e-mail software company. Mr. Wetsel was previously a director and chairman of the audit committee of LookSmart, Ltd. and a director of Blue Martini, Inc., both public companies. Mr. Wetsel has over eleven years of experience in public accounting, including seven years with KPMG LLP. Mr. Wetsel holds a B.S. in Accounting from the Bentley College of Accounting and Finance and is a certified public accountant (CPA).

IMPORTANT INFORMATION

Atmel Corporation shareholders are strongly advised to read the proxy statement when it becomes available because it will contain important information. A definitive proxy statement and a form of proxy will be mailed to Atmel Corporation shareholders and will be available at no charge at the Securities and Exchange Commission’s website at www.sec.gov.

INFORMATION REGARDING THE PARTICIPANTS

George Perlegos is a founder of Atmel Corporation. He served as President, Chief Executive Officer and Chairman of the Board of Atmel Corporation from December 1984 until August 2006.

George Perlegos is the beneficial owner of 25,871,908 shares of common stock in Atmel Corporation, representing approximately 5.3% of the outstanding shares, based upon the 486,797,048 shares of common stock reported by Atmel Corporation to be outstanding as of April 20, 2006 in its Quarterly Report on Form 10-Q filed with the SEC on May 5, 2006. None of the nominees owns any shares of Atmel Corporation.

George Perlegos and the nominees will be the participants in the solicitation of proxies. Mr. Perlegos may seek reimbursement from Atmel Corporation of the expenses he incurs in connection with his solicitation of proxies.

#           #           #